Exhibit 99.1

GLOBALSCAPE® TO DELIVER COMPREHENSIVE FILE STORAGE SOLUTION FOR TOSHIBA IN U.S.

A Powerful, Easy-to-Use File Storage Service Enables Customers to Securely Store, Access and Share Files

SAN ANTONIO, TX – July 10, 2014 — GlobalSCAPE, Inc. (NYSE MKT: GSB), a leading developer of secure information exchange solutions, announced today that Toshiba’s Digital Products Division, a division of Toshiba America Information Systems has integrated Globalscape’s TappIn Pro solution into its new Storage Place™ service, creating a powerful, easy-to-use solution that enables consumers to securely store, access and share files anytime and anywhere.

TappIn gives customers the ability to instantly access and securely share virtually all of their files, no matter where they're stored: on office and home computers, tablets or smart phones. Using SSL encryption to safeguard content, TappIn securely allows sharing of files from any desktop-based web browser and from mobile devices and platforms, including Apple iPhone®, Google® Android™ and Windows® Phone.

“Toshiba has a proven track record of creating innovative products for their customers,” said James Bindseil, president and CEO of Globalscape. ”We’re proud to provide Toshiba with secure access and storage solution to address consumers’ needs.”

TappIn Pro’s white-label solution enables a broad range of partners to provide end-users with secure, mobile access to rich media content. TappIn’s affiliate and referral programs allow partners to add value for their customers, driving higher retention and increasing margins with relatively little up-front costs.

About Globalscape
San Antonio, Texas-based GlobalSCAPE, Inc. (NYSE MKT: GSB) ensures the reliability of mission-critical operations by securing sensitive data and intellectual property. Globalscape’s suite of solutions features EFT, the industry-leading enterprise file transfer solution that delivers military-grade security and a customizable platform for achieving best in class control and visibility of data in motion or at rest, across multiple locations. Founded in 1996, Globalscape is a leading enterprise solution provider of secure information exchange software and services to thousands of customers, including global enterprises, governments, and small businesses. For more information, visit www.globalscape.com or follow the blog and Twitter updates.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," "believe," "steady," "dramatic," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2013 calendar year, filed with the Securities and Exchange Commission on March 27, 2014.

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Contact: Robinson Hicks
Phone Number:  617-969-9192
Email: globalscape@corporateink.com